Exhibit 99.1

NEWS RELEASE

For Immediate Release

NCO ANNOUNCES SETTLEMENT

WITH SEVERAL STATES

HORSHAM, PA — February 6, 2012 — NCO Financial Systems, Inc., a subsidiary of NCO Group, Inc. (“NCO” or the “Company”), a leading provider of business process outsourcing services, announced today that it has signed Assurance of Voluntary Compliance agreements (collectively, the “AVC”) with the following States: Alaska, Arkansas, Idaho, Illinois, Iowa, Kentucky, Louisiana, Michigan, Nebraska, Nevada, New Mexico, North Carolina, North Dakota, Ohio, Oregon, Rhode Island, South Carolina, Vermont, and Wisconsin (collectively, the “Multi-State Group”).  Under the terms of the AVC, without admitting any wrongdoing, NCO has agreed to pay $575,000 to the Multi-State Group. The payment will be used by the States as reimbursement for their attorney’s fees, investigative costs and various consumer protection purposes. NCO has also agreed to take certain steps, including additional training and the continued monitoring of its agents, in order to improve overall compliance. NCO will also establish a consumer restitution fund of $50,000 for each State in the group. This fund will be used to reimburse consumers who can show that they have wrongly paid NCO.

Commenting on these recent developments, Ronald Rittenmeyer, NCO’s Chief Executive Officer, stated: “NCO is proud of its record on consumer compliance. We are pleased to resolve the Multi-State Group’s concerns, as well as upgrade our compliance processes, all which will permit us to improve our consumer interaction. As the largest provider of accounts receivable collection services in the world, we will continue to set the highest standards of compliance for the industry.”

About NCO Group, Inc.

NCO Group, Inc. is a leading global provider of business process outsourcing services, primarily focused on accounts receivable management and customer relationship management. NCO provides services through over 100 offices throughout North America, Asia, Europe and Australia.

For further information contact:

NCO Investor Relations

(215) 441-3000